Exhibit 5.1
July 16, 2009
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717
     RE: Registration of 5,683,334 Shares of Common Stock, Par Value $0.01 Per Share
Ladies and Gentlemen:
     I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of:
1.	5,033,334 shares of common stock, par value $0.01 per share, of the Company to be issued under the TomoTherapy Incorporated 2007 Equity Incentive Plan, as amended by a First Amendment which was approved by the Board of Directors on March 6, 2009, and by the shareholders on May 1, 2009, and

2.	650,000 shares of common stock, par value $0.01 per share, of the Company (collectively with the 5,033,334 shares referred to in (1) above, the “Shares”) to be issued under the TomoTherapy Incorporated 2007 Employee Stock Purchase Plan, as amended by a First Amendment which was approved by the Board of Directors on March 6, 2009, and by the shareholders on May 1, 2009.
     The 2007 Equity Incentive Plan, as amended, and the 2007 Employee Stock Purchase Plan, as amended, are referred to herein together as the “Plans.”
     I am the Vice President, General Counsel and Corporate Secretary of the Company. In that capacity, I am familiar with the Plans, the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and the resolutions adopted to date by the Board of Directors of the Company relating to the Plans and the Registration Statement.
     I have examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinions set forth herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

     Based on the foregoing, I am of the opinion that:
1.	The Company is duly incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement becomes effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such shares as contemplated by the Registration Statement and the Plans, and (iii) certificates representing such Shares shall have been duly executed and sold in the manner provided in the Plans.
     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Plan Shares.
     This opinion is limited to the Wisconsin Business Corporation Law of the State of Wisconsin. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement or related prospectus.

Sincerely,
/s/ Brenda S. Furlow
Brenda S. Furlow
Vice President, General Counsel and Corporate Secretary TomoTherapy Incorporated